Exhibit 10.2
CRANE COMPANY
BENEFIT EQUALIZATION PLAN
Adopted February 25, 2008
As Amended and Restated Effective January 1, 2013
As Further Amended and Restated Effective April 3, 2023

PREAMBLE
On February 25, 2008, Crane Holdings, Co. (formerly known as Crane Co.) (“Crane Holdings”), a Delaware corporation, established a nonqualified deferred compensation plan referred to as the Crane Co. Pension Benefit Equalization Plan (the “Original Plan”) for the benefit of designated employees of Crane Holdings. In 2013 the Board of Directors of Crane Holdings approved the amendment and restatement of the Original Plan, with the Original Plan being renamed the Crane Co. Benefit Equalization Plan (the “2013 Plan” and together with the Original Plan, the “Prior Plans”), effective January 1, 2013 (the “2013 Restated Effective Date”).
In 2023, Crane Holdings intends to enter into a Separation and Distribution Agreement with its wholly owned subsidiary, Crane Company (the “Company”), whereby the Company will separate from Crane Holdings in a spin-off transaction (the “Spin-Off”) expected to close on or about April 3, 2023 (the “Distribution Date”), after which the Company will operate as a stand-alone, publicly traded company. In connection therewith, the Board of Directors of Crane Holdings approved the amendment and restatement of the 2013 Plan as set forth herein, with the 2013 Plan being renamed the Crane Company Benefit Equalization Plan, effective as of the closing of the Spin-Off on the Distribution Date (the “2023 Restatement Effective Date”). This amended and restated version of the Plan completely replaces the 2013 Plan.
In connection with the Spin-Off, Crane Holdings shall become known as Crane NXT, Co. (“Crane NXT”) and certain assets and liabilities attributable to the benefits accrued for the Crane NXT Participants under the Prior Plans will be spun off to form a new plan called the “Crane NXT Benefit Equalization Plan” sponsored by Crane NXT (the “Crane NXT Plan”). Effective as of the Distribution Date, Crane NXT shall cease to be a participating employer and the Crane NXT Participants will cease to be Participants in the Plan and become participants under the Crane NXT Plan, and the terms of the Crane NXT Plan shall govern the benefits accrued by the Crane NXT Participants under the Prior Plans prior to the Distribution Date.
It is intended that the Plan be exempt from the reporting, disclosure, participation, vesting, funding and fiduciary responsibility requirements of Title I of the Employee Retirement Income Security Act of 1974 because it is an unfunded plan maintained by an employer for the purpose of providing benefits for a select group of management or highly compensated employees.
ARTICLE I
DEFINITIONS
The following words and phrases when used in the Plan shall have the meanings indicated in this Article I. Unless indicated otherwise, references herein to articles and sections are to articles and sections of the Plan.
“Accrued Benefit” has the same meaning as set forth in the Pension Plan, except that such Benefit shall be determined using the Participant’s Credited Service instead of actual Years of Service.
“Actuarial Equivalent” has the same meaning as set forth in the Pension Plan.
“Affiliate” means an entity in which the Company has a controlling interest or such entity has a controlling interest (as defined under Treasury Regulation Sec. 1.409A-1(b)(5)(iii)(E)(1)) in the Company, in either case directly or indirectly through one or more intermediaries.
“Beneficiary” means the Participant’s surviving spouse or such other individual or individuals entitled to receive a survivor or death benefit with respect to (i) in the case of the

Participant’s Part A Retirement Benefit, all or any portion of the Participant’s Accrued Benefit under the Pension Plan, and (ii) in the case of the Participant’s Part B Retirement Benefit, all or any portion of the Participant’s vested account balance under the Savings Plan.
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Management Organization and Compensation Committee of the Board.
“Company” means Crane Company, and any entity that acquires or succeeds to all or substantially all of the Company’s business or assets and any successor to any such entity.
“Crane NXT Participant” means any individual who participated in the Prior Plans and is employed immediately after the Distribution Date by Crane NXT or its subsidiaries and Affiliates.
“Credited Service” means the number of Years of Service credited to a Participant for purposes of determining his or her Part A Retirement Benefit, as set forth next to such Participant’s name in Schedule A hereto, which may be different from the Participant’s Years of Service as determined under the Pension Plan.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Excess Compensation” means the Participant’s “Compensation” (as defined in the Savings Plan) for the applicable Plan Year, reduced by the amount of the compensation limit under Section 401(a)(17) of the Code in effect for the applicable Plan Year ($330,000 for 2023).
“Participant” means an employee of the Company who is designated for participation in accordance with Section 2.1.
“Part A Retirement Benefit” means the applicable Single Life Annuity benefit described in Article III.
“Part B Retirement Account” means a bookkeeping account maintained by the Company to record the Company’s payment obligation to a Participant with respect to his or her accrued Part B Retirement Benefit under Article IV of the Plan.
“Part B Retirement Benefit” means the applicable lump sum benefit described in Article IV.
“Pension Plan” means the Pension Plan for All Eligible Employees of Crane, as amended from time to time, and any successor defined benefit plan.
“Permanent Disability” means a disability by bodily injury or disease, either occupational or nonoccupational in cause, for which the Participant qualifies and actually receives disability income benefits due to a permanent and total disability under either (i) the Federal Social Security Act or (ii) a long-term disability plan or policy sponsored by the Company or an Affiliate and that is issued, maintained or otherwise administered by a non-affiliated insurance company or other party.

“Plan” means this Crane Company Benefit Equalization Plan, as amended and restated herein and as amended from time to time.
“Plan Year” means the calendar year.
“Retirement Benefit” means the aggregate benefits payable or which may be payable to a Participant under the Plan, consisting of any applicable Part A Retirement Benefit and any applicable Part B Retirement Benefit.
“Retirement Shares” is defined in Section 3.1 of the Plan.
“Savings Plan” means the Crane Savings and Investment Plan, as amended from time to time and any successor plan.
“Separation from Service” means a Participant’s death, disability, retirement or other termination of employment with the Company and its subsidiaries; provided, however, that, for purposes of this definition, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6)-month period. The term “Separation from Service” shall be interpreted and applied in accordance with Section 409A of the Code and any regulations or other guidance thereunder.
“Single Life Annuity” means, with respect to a Participant, a form of payment under which the benefit is paid in monthly installments commencing as set forth in Section 3.4 and continuing for the lifetime of the Participant.
“Term Certain Life Annuity” means, with respect to a Participant, a form of payment that is the Actuarial Equivalent of a Participant’s Part A Retirement Benefit and under which the benefit is paid in monthly installments commencing as set forth in Section 4.1 and continuing for the longer of (a) the lifetime of the Participant or (b) a specified term, denoted as a number of months equivalent to either five (5) years, ten (10) years or fifteen (15) years. In the event that the Participant dies before having received payment for the specified term, the remaining installment payments that would have been paid to the Participant had the Participant survived to the end of the specified term shall be payable to such Participant’s Beneficiary.
“Vesting Service” means “Years of Service” credited to a Participant under the Savings Plan.
“Year of Service” has the same meaning as set forth in the Pension Plan.
“50% Joint and Survivor Annuity” means, with respect to a Participant, a form of payment that is the Actuarial Equivalent of a Participant’s Part A Retirement Benefit and under which the benefit is paid in monthly installments commencing as set forth in Section 3.4 and continuing for the lifetime of the Participant, with 50% of such amount being paid to the Participant’s Beneficiary for so long as the Beneficiary survives after the Participant’s death.
“75% Joint and Survivor Annuity” means, with respect to a Participant, a form of payment that is the Actuarial Equivalent of a Participant’s Part A Retirement Benefit and under which the benefit is paid in monthly installments commencing as set forth in Section 3.4 and continuing for the lifetime of the Participant, with 75% of such amount being paid to the Participant’s Beneficiary for so long as the Beneficiary survives after the Participant’s death.
“100% Joint and Survivor Annuity” means, with respect to a Participant, a form of payment that is the Actuarial Equivalent of a Participant’s Part A Retirement Benefit and under which the benefit is paid in monthly installments commencing as set forth in Section 3.4 and continuing for the lifetime of the Participant, with 100% of such amount being paid to the Participant’s Beneficiary for so long as the Beneficiary survives after the Participant’s death.
ARTICLE II
PARTICIPATION AND DISTRIBUTION ELECTIONS
1.1Participation. The Participants in the Plan shall consist of and be determined as follows:
(a)Part A Participants. Those individuals set forth by name on the attached Schedule A shall be eligible to receive a Part A Retirement Benefit.
(b)Part B Participants. The following individuals shall be eligible to receive a Part B Retirement Benefit:
(i)Each individual that was eligible to receive a Part B Retirement Benefit under the Prior Plans as of immediately prior to the Spin-Off, other than Crane NXT Participants;
(ii)Each individual designated by the Board as an “Executive Officer” of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended, and Rule 3b-7 under the Securities Exchange Act of 1934, as amended; and
(iii)Each individual having the title of Business Unit President with respect to a business unit based in the United States; provided, however, that any individual who is designated as a Business Unit President on an acting, interim, temporary, or similar basis, as determined by the Company in its sole discretion, shall not be eligible to participate under this clause (iii).
(c)Other Participants. The Committee may designate, in its sole discretion, other employees of the Company or any Affiliate from time to time to participate in the Plan, under such terms and conditions as the Committee may establish. In addition, Participants who previously accrued a Part B Retirement Benefit, but no longer are eligible to participate under this Section 2.1, shall continue to be eligible for Interest Credits under Section 4.4 below.
(d)Notice of Participation. At least annually, the Company shall provide a notice of participation, in a form and substance determined in the discretion of the Company, to each individual who is eligible to participate under the Plan.
(e)Date Participation Commences. Each individual that was a participant in the Prior Plans as of immediately prior to the Spin-Off (other than Crane NXT Participants), shall automatically be a Participant in the Plan immediately after the Spin-Off. Each other individual who first meets the criteria of participation described in Section 2.1 after the 2023 Restatement Effective Date shall be deemed to have commenced participation in the Plan for purposes of accruing benefits and making any elections hereunder beginning on the first day of the calendar year next following the date such individual met the criteria of participation described in Section 2.1 above, unless otherwise communicated to the Participant in the Participant’s individual notice of participation.

1.2Initial Distribution Elections.
Within thirty (30) days of commencing participation in the Plan with respect to either a Part A Retirement Benefit or a Part B Retirement Benefit, or at such later date and under such conditions as may be permitted under Section 409A of the Code and any guidance of the Internal Revenue Service thereunder, the Participant may elect, in such form or by such method as may be authorized by the Committee, (i) with respect to any Part A Retirement Benefit to which the Participant may be entitled, (A) a form of distribution of the Participant’s Part A Retirement Benefit in one of the optional forms of benefit described in Section 3.4(c) instead of the normal form of distribution as set forth in Section 3.4(b), and (B) to designate a different commencement date, subject to compliance with Section 409A’s payment date requirements, for payment of the Participant’s Part A Retirement Benefit than the date specified in Section 3.4(a), and (ii) with respect to any Part B Retirement Benefit to which the Participant may be entitled, to designate a different commencement date, subject to compliance with Section 409A’s payment date requirements, for payment of the Participant’s Part B Retirement Benefit, than the date specified in Section 4.5.
1.3Subsequent Elections.
A Participant may elect, in such form or by such method as may be authorized by the Committee, (a) to change the form of payment with respect to a Part A Retirement Benefit provided under Section 3.4(b) or as previously-elected by the Participant in accordance with Section 3.4(c), and (b) to change the commencement date with respect to a Part A Retirement Benefit provided under Section 3.4(a) or as previously-elected by the Participant to a later commencement date, and (c) to change the commencement date with respect to a Part B Retirement Benefit provided under Section 4.5(a) or as previously-elected by the Participant to a later commencement date; provided, however, that, except as may be otherwise permitted by the Committee consistent with the requirements of Section 409A of the Code and any guidance of the Internal Revenue Service thereunder, any election by a Participant under (b) or (c) above to change the commencement date of his or her Part A or Part B Retirement Benefit shall be subject to the following requirements: (i) the election must not take effect until at least twelve (12) months after the date on which the election is made; (ii) the commencement date elected must be at least five (5) years later than the commencement date otherwise applicable under the Plan or an existing election; and (iii) the election may not be made less than twelve (12) months prior to the commencement date otherwise applicable under the Plan or an existing election.
1.4Existing Payment Elections Not Affected
The restatement of this Plan as of the 2023 Restatement Effective Date shall not affect any payment elections in effect immediately prior to such date, and no Participant shall have the right to file a new election due solely to the restatement of this Plan.
ARTICLE III
PART A RETIREMENT BENEFITS
1.1Part A Retirement Benefit
(a)Normal Retirement Benefit. An eligible Participant who has a Separation from Service for any reason other than death shall receive a Part A Retirement Benefit, payable at the time and in the form set forth in Section 3.4, equal to (i), reduced by (ii) and (iii), where:
(i)equals the Participant’s monthly Accrued Benefit, in the form of a Single Life Annuity, as of the Participant’s Separation from Service, determined in accordance with the provisions of the Pension Plan but without applying the limitations imposed by Sections 401(a)(17) and 415 of the Code;
(ii)equals the Participant’s monthly Accrued Benefit, in the form of a Single Life Annuity, as of the Participant’s Separation from Service, determined in accordance with the provisions of the Pension Plan; and
(iii)equals the credited value of certain shares of the Company’s common stock, which were awarded to the Participant for service prior to the 2013 Restated Effective Date of this Plan and subject to certain forfeiture and other restrictions (the “Retirement Shares”), as set forth opposite such Participant’s name in the attached Schedule A; provided, however, that if, on or prior to the date the Participant’s Part A Retirement Benefit is determined hereunder, the Participant forfeits some or all of such Retirement Shares under the terms of the applicable award agreements, the amount of the credited value attributed to the Participant for such Retirement Shares under Schedule A shall be reduced by the Committee in an appropriate and equitable manner to reflect such forfeiture.
(b)Alternative Retirement Date. Notwithstanding the provisions of Section 3.1(a), if a Participant’s Separation from Service occurs (i) prior to the date the Participant is eligible to commence an unreduced normal retirement benefit under the Pension Plan, and (ii) on or after the date that the Participant has (A) attained age sixty-two (62), and (B) completed at least ten (10) Years of Service, the Participant’s Part A Retirement Benefit shall be calculated in accordance with the formula in Section 3.1(a), except that (x) the Participant’s monthly Accrued Benefit under Section 3.1(a)(i) will be determined without applying any early retirement reduction factor applicable under the Pension Plan, (y) the Participant’s monthly Accrued Benefit under Section 3.1(a)(ii) will be determined after applying any early retirement reduction factor applicable under the Pension Plan (provided, that no offset for the Pension Plan benefit will be applied under Section 3.1(a)(ii) for purposes of the benefit payable under this Section 3.1(b) until the date that Participant becomes entitled to commence a distribution of his or her Accrued Benefit under the terms of the Pension Plan), and (z) the Retirement Shares benefit under Section 3.1(a)(iii) will be determined by applying the same early retirement reduction factor that would be applicable under the Pension Plan.
(c)Benefit Freeze. Notwithstanding any other provision of this Plan, all Participants shall cease to accrue any additional Part A Retirement Benefit after December 31, 2012, in connection with the freezing of accrued benefits under the Pension Plan.
1.2Death Benefit
If a Participant dies prior to commencing a distribution of the Participant’s Part A Retirement Benefit, the Participant’s Beneficiary shall receive a death benefit under this Plan in lieu of any benefit payable under Section 3.1. The death benefit shall be equal to one-half (1/2) of the Part A Retirement Benefit calculated under Section 3.1 and determined as of the date of the Participant’s death, or if the Participant had incurred a Separation from Service prior to his or her death, the date of such Separation from Service. Such death benefit shall be payable as soon as practicable following the Participant’s death in the form of a Single Life Annuity to the Participant’s Beneficiary.
1.3Assumptions
For purposes of the Plan, all actuarial calculations shall be based on the same actuarial assumptions and methods used for purposes of the Pension Plan at the time such calculations are performed.

1.4Timing and Form of Payment
(a)Timing of Distribution. Unless the Participant has elected, in accordance with Article II, a different commencement date, the Participant’s Part A Retirement Benefit under Section 3.1 shall be paid or commenced as soon as practicable on the later of (i) the first day of the seventh calendar month following the month that includes the date of the Participant’s Separation from Service, and (ii) the first day of the month following the month in which the Participant attains age sixty-five (65).
(b)Normal Form of Benefit. Unless the Participant has elected, in accordance with Article II, an optional form of distribution provided under Section 3.4(c), and subject to the provisions of Section 3.2, the applicable Part A Retirement Benefit shall be paid as a Single Life Annuity.
(c)Optional Forms of Benefit. In accordance with the election requirements of Article II, a Participant may file a written election to receive the Participant’s Part A Retirement Benefit in one of the following optional forms in lieu of the Single Life Annuity set forth in Section 3.4(b):
(i)a 100% Joint and Survivor Annuity;
(ii)a 75% Joint and Survivor Annuity;
(iii)a 50% Joint and Survivor Annuity; or
(iv)a Term Certain Life Annuity, with a specified term of either 5 years, 10 years or 15 years.
1.5Vesting
As of the 2013 Restated Effective Date, each eligible Participant shall have a fully vested interest in such Participant’s Part A Retirement Benefit.
1.6Effect of Separation from Service
If a Participant incurs a Separation from Service for any reason, the Participant shall cease to accrue any additional benefits under this Plan or to be an active participant in the Plan. The Participant’s reemployment with the Company following commencement of the Participant’s Part A Retirement Benefit hereunder shall have no effect on payment of the Participant’s Part A Retirement Benefit.
ARTICLE IV
PART B RETIREMENT BENEFIT
1.1Part B Retirement Account
The Part B Retirement Account is equal to the sum of Part B benefit credits allocated under Section 4.2, plus Interest Credits accumulated to the date of determination.
1.2Part B Benefit Credits
(a)2013 Plan Year Credits. For the Plan Year beginning on January 1, 2013, each Participant who is eligible under Section 2.1 to participate in the Part B Retirement Benefit program shall be entitled to a benefit credit under the Participant’s Part B Retirement Account equal to two percent (2%) of the Participant's Excess Compensation for such Plan Year.
(b)Subsequent Plan Years. For Plan Years beginning after December 31, 2013, each Participant who is eligible under Section 2.1 to participate in the Part B Retirement Benefit program for such Plan Year shall be entitled to a benefit credit under the Participant’s Part B Retirement Account equal to three percent (3%) of the Participant's Excess Compensation for such Plan Year.
(c)Allocation of Benefit Credits. Benefit credits to a Participant’s Part B Retirement Account shall be deemed to be allocated as of December 31 of the Plan Year to which the credit relates. In the event a Participant ceases to be eligible to participate during the year as a result of a Separation from Service, a change in title from an eligible to an ineligible position, or for any other reason, and subject to the provisions of Section 4.6, benefit credits to a Participant's Part B Retirement Account for the year in which the Participant ceases to be eligible will be determined and allocated as of the date the Participant's eligibility ceases.
1.3Death Benefit
If a Participant dies prior to a distribution of the Participant’s Part B Retirement Benefit, the Participant’s Beneficiary shall receive a distribution of the balance allocated to the Participant’s Part B Retirement Account as of the date of the Participant’s death in lieu of any benefit payable under Section 4.1. For purposes of any such distribution, the balance allocated to Participant’s Part B Retirement Account shall include any credits to which the Participant would be entitled under Section 4.1 for the Plan Year in which the Participant dies. The distribution to the Participant’s Beneficiary shall be made no later than sixty (60) days following the date of Participant’s death.
1.4Interest Credits
Each Participant’s Part B Retirement Account shall be credited with interest, compounded monthly, accrued at a rate equal to the average ten (10)-year Treasury Constant Maturities for the month of December immediately preceding such Plan Year. Interest shall be credited each year until the earlier of the date of distribution and the end of such Plan Year.
1.5Timing and Form of Payment
(a)Timing of Distribution. Unless the Participant has elected, in accordance with Article II, a later commencement date, the vested balance allocated to the Participant’s Part B Retirement Account shall be paid on the first day of the seventh calendar month following the month that includes the date of the Participant’s Separation from Service.
(b)Form of Benefit. The applicable Part B Retirement Benefit shall be paid in a single lump sum cash payment.
1.6Vesting
A Participant’s vested interest in his or her Part B Retirement Account shall be determined in accordance with the following table:

Participant’s Vesting Service	Vested Interest
Less than 1 year	0%
1 year but fewer than 2	20%
2 years but fewer than 3	40%
3 years but fewer than 4	60%
4 years but fewer than 5	80%
5 years or more	100%
Notwithstanding the foregoing, if a Participant has a Separation from Service by reason of death or Permanent Disability, the Participant shall be deemed to be fully vested in his or her Part B Retirement Account regardless of his or her Vesting Service.
1.7Effect of Separation from Service
If a Participant incurs a Separation from Service for any reason, the unvested portion of the Participant’s Part B Retirement Account shall be forfeited as of the date of the Participant’s Separation from Service and the Participant shall have no further rights or interest with respect to such amounts. The Participant’s reemployment with the Company following distribution of the Participant’s Part B Retirement Benefit hereunder shall have no effect on payment of the Participant’s Part B Retirement Benefit.
ARTICLE V
ADMINISTRATION
1.1Committee
(a)Responsibilities. The Plan shall be administered by the Committee. The Committee (and its delegates) shall have full discretionary authority to interpret and administer the Plan, make factual findings and determine the amount, if any, payable to any person under the Plan. The Committee’s (and its delegates) decision in any matter involving the interpretation and application of this Plan shall be final and binding on all parties; provided that the Committee may override any decision of a delegate within thirty (30) business days of such decision. The Committee, the Company or any employee, officer or director of the Company or any of its affiliates shall not be liable for any action or determination made in good faith with respect to the Plan or the rights of any person under the Plan.
(b)Authority of Members. The Committee may authorize one or more of their members to execute or deliver any instrument, make any payment or perform any other act that the Plan authorizes or requires the Committee to do, including, without limitation, the retention of counsel and other agents as it may require in carrying out the provisions of the Plan.
(c)Authority to Delegate. Any responsibility or authority assigned to the Committee under this Article V may be delegated to any other person or persons, by name or in the case of a delegation to an employee of the Company or any of its affiliates by title or position with the Company, consistent with the by-laws or other procedures of the Committee, provided that such delegation is revocable by the Committee at any time, in its discretion. As of the 2023 Restatement Effective Date, the Committee delegates responsibility to the officers of the Company to carry out day-to-day administration of the Plan, including without limitation, (i) routine communications with Participants, (ii) providing periodic reports to the extent required or desirable under the Plan, (iii) preparing forms and documentation in order to implement the provisions of the Plan, (iv) processing routine payments under the Plan, (v) executing agreements with Plan service providers, (vi) keeping such records as may be necessary for the administration of the Plan, and (vii) such other tasks and duties that the officers deem necessary or desirable to carry out the day-to-day administration of the Plan. Notwithstanding the foregoing, the Committee may revoke its delegation to the officers of the Company as described herein at any time, in its discretion.
(d)Expenses. All expenses of administering the Plan (whether incurred by the Committee or its delegate) shall be paid by the Company and shall not affect a Participant’s right to, or the amount of, benefits.
1.2Claims Procedures.
(a)General. The Committee shall have sole discretionary authority with regard to the adjudication of any claims under the Plan. All claims for benefits under the Plan shall be submitted on a form provided for that purpose, which shall be signed by the Participant, beneficiary or any authorized representative thereof (the “Claimant”) and shall be considered filed on the date the claim is received by the Committee. Any claim for benefits under the Plan must be filed within one (1) year after the Claimant first has knowledge of such claim. If a claim for benefits under the Plan is not filed within this period, the Claimant’s claim will be deemed permanently waived and abandoned, and the Claimant will be precluded from reasserting it under these procedures or in a court or any other venue.
(b)Denial of Claims.
(i)Timing of Claims Decision and Notification of Denial. In the event a claim is filed in accordance with Section 5.2(a) and is subsequently denied, in whole or in part, the Committee shall within ninety (90) days provide the Claimant with a written notice which shall be delivered or mailed to the Claimant’s last known address. The notice will include (i) the specific reason or reasons for the adverse determination; (ii) references to the specific Plan provisions on which the determination is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
(ii)Extension of Timing of Claims Decision. If special circumstances require additional time for processing the claim, the Committee shall advise the Claimant prior to the end of the initial ninety (90)-day period, setting forth the reasons for the delay and the approximate date the Committee expects to render its decision. Any such extension shall not exceed ninety (90) days.
(c)Review of Denied Claims.
(i)Right to Appeal. Within sixty (60) days after receipt of the written notice of denial of a claim as provided in Section 5.2(b), a Claimant may request a review of the denial upon written application to the Committee. If a Claimant fails to file a request for review within sixty (60) days of the denial notification, the claim will be deemed permanently waived and abandoned, and the Claimant will be precluded from reasserting it under these claims procedures or in a court or any other venue. The Claimant shall have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim and may submit issues and comments in writing. The review shall take into account all comments, documents, records and other information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(ii)Timing of Appeal Decision. Within sixty (60) days after receipt of a written request for review, the Committee shall render a decision with respect to the appeal of the claim, unless special circumstances require an extension of the time within which to render such decision, in which event such decision shall be rendered as soon as possible and in no event more than 120 days after receipt of the request for review. If an extension of time is required, written notice of the expected decision date and the reasons for the extension shall be furnished to the Claimant before the end of the initial sixty (60)-day period.
(iii)Notification of Appeal Denial. A Claimant whose appeal has been denied by the Committee, in whole or in part, shall be provided written notice from the Committee in a manner reasonably calculated to be understood by the Claimant, which shall set forth (i) the specific reason or reasons for the adverse determination; (ii) references to the specific Plan provisions on which the benefit determination is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and (iv) a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain information about those procedures, and a statement about the Claimant’s right to bring a civil action under Section 502(a) of ERISA.
(d)Limitations of Actions. Claimants must follow the claims procedures described in this Article before taking action in any other forum regarding a claim. Any suit or legal action initiated by a Claimant under the Plan must be brought by the Claimant no later than one (1) year following a final decision on the claim as described in Section 5.2(c). The one (1)-year statute of limitations on suits for benefits shall apply in any forum where a Claimant initiates such suit or legal action. If a civil action is not filed within this period, the Claimant’s claim will be deemed permanently waived and abandoned, and the Claimant will be precluded from reasserting it under these procedures or in a court or any other venue.
(e)Discretionary Authority. The Committee shall have full authority to interpret and apply in its sole discretion the provisions of the Plan. The decision of the Committee on appeal shall be final and binding upon any and all Claimants.
(f)Authorized Representative. The claimant may, at his or her own expense, have an authorized representative to act on the claimant’s behalf in pursuing a benefit claim or appeal of the denial of the benefit. In order for a representative to be recognized as acting on behalf of the claimant, the claimant must provide in writing to the Committee the name, address and phone number of the claimant’s authorized representative and a statement that the representative is authorized to act in the claimant’s behalf concerning the claim for benefit, and if applicable, an appeal of the denial of the benefit.
(g)Overpayments. If there has been an overpayment of a benefit to a Participant or Beneficiary, such person, upon receipt of a written notice and explanation, shall promptly return the amount of the overpayment to the Company.

1.3Certain Accelerated Payments. Notwithstanding any other provisions of the Plan to the contrary, the provisions of Sections 3.4 and 4.5 shall not be applicable to a payment that becomes due under the following circumstances:
(a)QDROs. The time or schedule of a payment of any Retirement Benefit to an individual other than the Participant may be accelerated as may be necessary to fulfill the requirements of a domestic relations order (as defined in Code Section 414(p)(1)(B)).
(b)Payments Upon Income Inclusion Under Section 409A. The time or schedule of a payment of any Retirement Benefit to a Participant may be accelerated if at any time the Plan fails to meet the requirements of Section 409A of the Code and regulations and other guidance promulgated thereunder; provided, however, that any such payment shall not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code and the regulations and other guidance.
ARTICLE VI
FUNDING
The Plan is an unfunded arrangement. No portion of any funds of the Company or any of its subsidiaries shall be required to be set apart for a Participant or Beneficiary. The rights of a Participant or Beneficiary to the payment of a Retirement Benefit shall be limited to those of a general, unsecured creditor of the Company who has a claim equal to the value of the Participant’s Retirement Benefit. Retirement Benefits shall be payable from the general assets of the Company, and/or from any grantor trust or other funding vehicle that the Company, in its discretion, may establish consistent with the tax deferral objective of this Plan; provided, however, that no Participant or Beneficiary shall at any time have any right to all or any portion of the assets of or associated with any such trust or other funding vehicle.
ARTICLE VII
AMENDMENT AND TERMINATION
1.1Amendment
The Committee shall have the right to amend the Plan for any reason, at any time and from time to time. No amendment of the Plan shall cause, without the Participant’s written consent, a reduction in the vested Retirement Benefit to which the Participant or the Participant’s Beneficiary would have been entitled as of the effective date of such amendment under the terms of this Plan absent such amendment. Furthermore, no amendment may result in an acceleration of benefit payment (except as may be permitted by Section 409A of the Code).
1.2Termination
The Company may, by action of the Board, terminate the Plan subject to the following provisions:
Upon termination of the Plan, Retirement Benefits accrued and vested as of the date of termination of the Plan shall be held, administered and distributed in accordance with the terms and conditions of the Plan as in effect on the date of Plan termination, except that: Retirement Benefits under the Plan may be distributed prior to the time required under either Article III or Article IV, respectively, if all nonqualified deferred compensation arrangements sponsored by the Company and any company required to be aggregated with the Company under Section 414(b) and (c) of the Code that are treated, together with either the Part A Retirement Benefit or the Part B Retirement Benefit, as applicable, as one arrangement under Section 409A of the Code, are terminated, subject to the following requirements: (i) no payments other than payments that would be payable under the terms of the Plan and such other arrangements if the termination had not occurred are made within twelve (12) months of the termination of the Plan and such other arrangements, (ii) all payments under the Plan and such other arrangements are made within twenty-four (24) months of the date of such termination, and (iii) neither the Company nor any company required to be aggregated with the Company under Section 414(b) or (c) of the Code adopts a new arrangement that would, with the Plan or any such other terminated arrangement, be treated as a single arrangement under Section 409A of the Code, at any time within three (3) years following the date of termination of the Plan and such other arrangements.
ARTICLE VIII
GENERAL PROVISIONS
1.1Payments to Minors and Incompetents
If the Participant or any Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Board or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to such person or institution as the Board may designate or to a duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any such payment under the Plan.
1.2No Contract
This Plan shall not be deemed a contract of employment with the Participant, and no provision hereof shall affect the right of the Company to terminate the Participant’s employment.
1.3Non-Alienation of Benefits
No amount payable to, or held under the Plan for the account of, the Participant or any Beneficiary shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void. No amount payable to, or held under the Plan for the account of, the Participant shall be subject to any legal process of levy or attachment.
1.4Tax Withholding
The Company may withhold from any payments hereunder such amount as it may be required to withhold under applicable federal, state or other tax law or regulation, and transmit such withheld amounts to the appropriate taxing authority. In lieu thereof, the Company shall have the right, to the extent permitted by law, to withhold the amount of such taxes from any other sums due from the Company to the Participant upon such terms and conditions as the Committee may prescribe.
1.5Governing Law
The provisions of the Plan shall be interpreted, construed and administered under the laws of the State of New York applicable to contracts entered into and performed in such state, without regard to the choice of law provisions thereof and to the extent that ERISA and other federal laws do not apply.
1.6Captions
The captions contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan or in any way affect the construction of any provision of the Plan.

1.7Severability
If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
1.8Notices
The Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and delivery of agreements and payments. Any notice required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States first class mail, postage prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing shall be suspended until the Participant furnishes the proper address.
1.9Binding Nature; Assignability
This Plan shall be binding upon the successors and assigns of the Company. The rights or obligations of the Company under this Plan may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Plan, either contractually or as a matter of law.
1.10Gender, Singular and Plural
All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person(s) requires. As the context may require, the singular may be read as the plural and the plural as the singular.
1.11409A Compliance
The Plan is intended to comply with the requirements of Section 409A of the Code. Consistent with that intent, the Plan shall be interpreted in a manner consistent with Section 409A and in the event that any provision that is necessary for the Plan to comply with Section 409A is determined by the Board, in its sole discretion, to have been omitted, such omitted provision shall be deemed included herein and is hereby incorporated as part of the Plan.
1.12Recovery of Retirement Benefits in Certain Circumstances
Notwithstanding any other provision of this Plan, if the Committee determines that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, the Participant’s Retirement Benefits shall be offset, or the Participant shall be required to reimburse the Company, for any amounts credited, earned or payable with respect to any Retirement Benefits to the extent required by and otherwise in accordance with applicable law and any Company policies.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on the _______ day of March, 2023.

CRANE COMPANY

By:

Name: Tamara Polmanteer

Title: EVP and Chief HR Officer

[Signature Page to Crane Company Benefit Equalization Plan]

CRANE COMPANY
Benefit Equalization Plan
Schedule A
The following individuals are the Participants eligible to receive (or continue to receive, if applicable) a Part A Retirement Benefit as of the 2023 Restatement Effective Date, and such Part A Retirement Benefit shall be determined using the Credited Service and Credited Value of Retirement Shares as set forth next to each Participant’s name:

Participant	Credited Service	Credited Value of Retirement Shares ($)*
Augustus I. duPont	17.000	5,214.00
Bradley L. Ellis	15.5000	2,141.21
Eric C. Fast	13.3333	16,527.63
Elise M. Kopczick	34.3333	7,356.46
Max Mitchell	5.0000	0.00
Thomas Noonan	14.0833	2,337.61

*Subject to reduction by the Committee to reflect forfeiture of some or all of such credited retirement shares under the terms of the applicable award agreements.